Swift Energy Company
                         16825 Northchase Dr., Suite 400
                              Houston, Texas 77060

                                  June 17, 1998

To: LIMITED PARTNERS OF SWIFT ENERGY INCOME PARTNERS 1987-B, LTD. (the "Partnership")

         On February 6, 1997, Swift Energy Company, as Managing General Partner of the above-referenced Partnership, notified all limited partners of the Partnership that a list of limited partners was provided to an affiliate of Madison Partnership Liquidity Investors 60 LLC, ("Madison") pursuant to Madison's request under the terms of the limited partnership agreement in order to make an offer to purchase up to 4.9% of limited partners' units. Although the list was provided under the limited partnership agreement, Swift Energy conducted negotiations with Madison to assure that such offer would disclose certain basic information to the limited partners.

         It has come to our attention that within the past week you may have received an offer from Madison to purchase your Partnership units. Madison is an investment company that is in the business of buying limited partnership units at a discount and is not associated with the Partnership or the Managing General Partner. We understand that the offer by Madison is for $5.66 per unit less a $35.00 transfer fee. As discussed below, the Partnership's oil and gas assets have recently been independently appraised to have a fair market value higher than the $5.66 per unit offered.

         You were notified earlier this year that a proposal (the "Proposal") will be submitted for approval by the limited partners to sell the Partnership's oil and gas properties to Swift Energy Company and liquidate the partnership. The Securities and Exchange Commission is currently reviewing the Joint Proxy Statement/Prospectus information to be sent to you regarding the proposed sale of the Partnership's remaining oil and gas assets. The information to be provided to limited partners will include current financial statements, reserve reports and fair market value estimates by three independent appraisers consisting of two petroleum engineering firms and an investment banking firm. This review could take another 45 days to complete. We hope to have this proxy material in your hands no later than August 31, 1998.

         Please note that for this sale and liquidation to occur it requires approval by a majority vote of the limited partners in favor of the Proposal. Thus there is no assurance that the Proposal will be approved or consummated. If approved by the limited partners, the Partnership will be liquidated and dissolved and final Schedule K-1s issued by year-end.

         If the Proposal is approved, the liquidation distribution would be free of any transfer fees and the ultimate liquidation value is expected to be higher than $8.00 per unit with the final distribution being made in the fourth quarter of 1998. Although the Managing General Partner is not advising you whether or not to accept Madison's offer, we do believe that you should be made aware of the Proposal in evaluating Madison's offer.

         Even though Madison's purchase of limited partners' units would not affect the properties which Swift would purchase if the Proposal is approved, Madison would vote any units it acquires, which may or may not have an effect upon the ultimate vote on the Proposal.

         If you have any questions, please contact the Investor Relations Department of Swift Energy Company at 281/874-2750 or 800/777-2750.

                                                           /s/ Bruce H. Vincent
                                                           _____________________
                                                           Sincerely,

                                                           Bruce H. Vincent
                                                           Senior Vice President

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